TIGER REEF®

PRESS RELEASE

Tiger Reef Enters Into Restaurant Lease at Major Caribbean Resort

Initial Mermaid Reef Ocean Grill & Lounge™ to be Opened at Simpson Bay Resort & Marina

Miami, Florida – June 20, 2017 – Tiger Reef, Inc. (OTCQB: TGRR), a diversified producer of ultra premium rums under the *Tiger Reef®* brand and a developer of casual dining restaurant properties throughout the Caribbean under the *Mermaid Reef Ocean Grill & Lounge™* brand, announces that it has entered into a new lease agreement with Royal Resorts Caribbean to open the first *Mermaid Reef Ocean Grill & Lounge™* in their Simpson Bay Resort & Marina property located in St. Maarten, Dutch West Indies.

Key Elements of the New Restaurant and Resort Location:

- The restaurant will encompass 2,466 sq. ft. on the Marina Plaza waterfront, including two newly constructed outdoor gazebos
- There will be inside and outside seating for approximately 80 diners
- An outside lounge will seat approximately 25 guests
- The award winning Simpson Bay Resort & Marina has 419 rooms and villas, making it the largest resort in the Eastern Caribbean
- The Resort is currently undergoing a multi-million dollar waterfront renovation project with additional improvements planned through 2018
- The restaurant location is just a short walk (5-minutes or less) from four other popular and large resorts, including Flamingo Beach Resort, La Vista Beach Resort, Atrium Resort and Spa, and Royal Palm Beach Resort
- Target opening date December 2017 (in time for 2017 tourist season)

J. Scott Sitra, Tiger Reef's President and CEO stated, "We are extremely excited about closing on this new restaurant lease. After many long months of ongoing negotiations we can proudly say that we have a Class A restaurant location to showcase our *Mermaid Reef Ocean Grill & Lounge™* restaurant concept." Mr. Sitra continued, "With more than 1,500 hotel and timeshare rooms situated within a short 5-minute walk, this first *Mermaid Reef Ocean Grill & Lounge™* will be a uniquely positioned 'proof of concept' restaurant to these large resort companies. Once this restaurant concept is proven successful, we should be able to negotiate additional Class A restaurant locations at similar large resort properties throughout the Caribbean."

Wellsburg Street #7 • Cole Bay • St. Maarten • Dutch West Indies
(512) 772-1542 • (512) 772-1569 fax • tigerreefinc.com

About Royal Resorts

Based in Cancún, Royal Resorts® is the leading vacation ownership resort company in the Mexican Caribbean. The company was founded in 1975 and opened its first resort, The Royal Cancun, in 1978. Since then, it has been among the top-rated resort companies in the world. To date, Royal Resorts has a membership base of 85,000 with over 50,000 member families from 51 countries at its beachfront resorts in Cancun and the Riviera Maya. All its properties have five-star ratings and independent surveys report a 97 percent member satisfaction rate, one of the highest ratings received in the vacation ownership industry worldwide. For more information visit: www.royalresortscaribbean.com.

About Simpson Bay Resort & Marina

Simpson Bay Resort & Marina is an award winning Royal Resorts Caribbean property. Located in Dutch St. Maarten, Simpson Bay Resort & Marina features 336 spacious and fully equipped suites and 83 two-bedroom villas accommodating up to six people in the Simpson Bay area, the premier destination spot for tourists on the island of St. Maarten. For more information visit: www.simpsonbayresort.com.

About Tiger Reef

Tiger Reef, Inc. is a diversified producer of ultra premium rums under the *Tiger Reef®* brand and a developer of casual dining restaurant properties throughout the Caribbean under the *Mermaid Reef Ocean Grill & Lounge™* brand, the first of which is currently under development at Simpson Bay Resort & Marina on the island of St. Maarten, Dutch West Indies. For more information, visit www.tigerreefinc.com.

Investor Relations

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ir@tigerreefinc.com